Exhibit 99.3

OurPet’s Company and Pet Zone Products Ltd.

PRO FORMA CONSOLIDATED BALANCE SHEETS

December 31, 2005

UNAUDITED

	OurPet’s Historical	Pet Zone Historical	Adjustments		Consolidated Pro Forma
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,477	$36,040	$(36,040	)A	$6,477
Accounts receivable, net	930,772	253,014			1,183,786
Inventories	2,060,172	528,899			2,589,071
Prepaid expenses	98,964	11,490			110,454

Total current assets	3,096,385	829,443	(36,040)		3,889,788

PROPERTY AND EQUIPMENT, NET	862,719	167,414	816,162	B	1,846,295

OTHER ASSETS	218,976	10,442	40,000	C	269,418

Total assets	$4,178,080	$1,007,299	$820,122		$6,005,501

LIABILITIES
CURRENT LIABILITIES
Notes payable - related parties	$—	$1,590,000	$(1,590,000	)D	$—
Notes payable	1,100,000		156,873	E	1,256,873
Current maturities of long-term debt	119,185	—	250,000	E	369,185
Capital lease - current portion	—	6,409			6,409
Accounts payable - related parties	—	110,615	(110,615	)F	—
Accounts payable - trade	867,612	281,035	58,125	E	1,206,772
Accrued expenses	150,687	57,165	(44,140	)F	163,712

Total current liabilities	2,237,484	2,045,224	(1,279,757)		3,002,951

LONG-TERM DEBT	22,843	9,913			32,756

Total liabilities	2,260,327	2,055,137	(1,279,757)		3,035,707

EQUITY

Common stock	2,925,751	—	1,052,041	G	3,977,792
Convertible preferred stock	602,679	—			602,679
Members contributions	—	5,125,749	(5,125,749	)H	—
Paid in capital	122,646				122,646
Accumulated deficit	(1,733,323)	(6,173,587)	6,173,587	H	(1,733,323)

Total equity	1,917,753	(1,047,838)	2,099,879		2,969,794

Total liabilities and equity	$4,178,080	$1,007,299	$820,122		$6,005,501

Book value per share	$0.35				$0.40

A	Elimination of Pet Zone cash not acquired.
B	Acquisition of Pet Zone fixed assets.
C	Intellectual property of $40,000 acquired from Pet Zone.
D	Elimination of amounts owed to Pet Zone partners not assumed by OurPet’s.
E	Additional debt incurred for acquisition of Pet Zone.
F	Elimination of Pet Zone payable not assumed by OurPet’s.
G	Issuance of common stock for acquisition of Pet Zone.
H	Elimination of Pet Zone equity.

OurPet’s Company and Pet Zone Products Ltd.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2005

UNAUDITED

	OurPets’ Historical	Pet Zone Historical	Adjustments			Consolidated Pro-Forma
Net revenue	$6,566,407	$2,814,347	$			$9,380,754
Cost of goods sold	4,745,084	2,415,251		(213,376	)A	6,946,959

Gross profit on sales	1,821,323	399,096		213,376		2,433,795
Selling-general and adminstrative expenses	1,487,351	1,049,777				2,537,128

Income (loss) from operations	333,972	(650,681)		213,376		(103,333)
Other expense	1,331					1,331
Interest expense	78,403	82,335		(52,763	)B	107,975

Net income (loss)	$254,238	(733,016)		266,139		$(212,639)

WEIGHTED AVERAGE SHARES OUTSTANDING	11,930,298	n/a				15,012,298

EARNINGS PER COMMON SHARE	$0.02					$(0.01)

Note: The statement assumes a transaction date of January 1, 2005.

A	Net reduction of cost of goods sold due to acquisition (depreciation, inventory adjustments, and bad debts).
B	Net reduction of interest expense due to acquisition.